EXHIBIT 99.1

2707 NO. 108TH ST. OMAHA, NE 68164 TEL: 402-829-6800 FAX: 402-829-6836

For further information, contact:

LINDSAY CORPORATION:	HALLIBURTON INVESTOR RELATIONS:
David Downing SVP and CFO 402-827-6235	Jeff Elliott or Geralyn DeBusk 972-458-8000
Lindsay Corporation Announces Management Promotions and New Officer Appointment
OMAHA, Neb., Lindsay Corporation (NYSE: LNN) (“Lindsay” or the “Company”), announced today a series of management promotions effective March 31, 2008 in order to facilitate the Company’s future growth. Rick Parod, President and CEO said, “Over the past few years, we have seen significant recognition of the benefits of efficient irrigation in the global marketplace. That recognition is now being realized in quote and sales activity. It’s important that we evolve our organization to better realize those market opportunities.”
David Downing will become President of Lindsay International, a division of the Company. Mr. Downing joined Lindsay in August 2004, and has most recently served in the role of Sr. Vice President, CFO, Secretary and Treasurer. Parod stated, “Dave has been instrumental in strengthening our financial capabilities and controls. In addition to his financial acumen, Dave has demonstrated an overall, global business perspective and excellent leadership skills. I’m confident in Dave’s ability to continue to profitably drive our global growth.”
The Company has also announced the promotion of Tim Paymal from Corporate Controller to Vice President and Chief Accounting Officer. Mr. Paymal will report to Rick Parod, and in that role has also been designated as the principal financial officer for purposes of SEC and NYSE rules and filings. Additionally, Lori Zarkowski, the Company’s Corporate Reporting Manager is being promoted to Corporate Controller. Mr. Paymal joined Lindsay in January 2005 from Deloitte & Touche, L.L.P., while Ms. Zarkowski joined in June 2007, also from Deloitte & Touche, L.L.P.
Mark Roth, Vice President of Corporate Development will add the role of Treasurer of the Company and take over responsibilities for investor relations. Parod commented, “We are very fortunate to have developed such strong financial and corporate development organizations, which have provided us the opportunity to prepare for our growth needs through well-earned promotions in the organization.”
Additionally, the Company has announced that Eric Arneson will join Lindsay as Vice President, General Counsel & Secretary, effective April 7, 2008. Mr. Arneson is currently a partner with the firm of Kutak Rock LLP in Omaha, Nebraska. Parod stated, “We are very pleased to have Eric join our team. As our business has grown organically and through acquisitions, it has become essential that we enhance our business infrastructure accordingly. Eric brings the appropriate skills for providing guidance to the organization and for efficiently leading all legal activities.”
LINDSAY CORPORATION:
David Downing
402-827-6235
HALLIBURTON INVESTOR RELATIONS:
Jeff Elliott or Geralyn DeBusk
972-458-8000